UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported: December 20, 2010
Farmers National Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	0-12055	34-1371693

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Broad Street, P.O. Box 555, Canfield Ohio		44406-05555

(Address of principal executive offices)		(Zip Code)
(330) 533-3341

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
          In connection with the share offering described in Item 8.01 herein, on December 20, 2010, Farmers National Banc Corp. (the “Company”), and its wholly-owned subsidiary, The Farmers National Bank of Canfield, entered into an Agency Agreement (the “Agency Agreement”) with Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), which will act as financial advisor and selling agent during the Company’s rights offering, offering to standby purchasers (as set forth below) and a public reoffer, if any.
          The common shares are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-167177) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus dated December 20, 2010. For a description of the fees to be paid to Sandler O’Neill, see “PLAN OF DISTRIBUTION — Financial Advisor” in the prospectus.
          A copy of the Agency Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein. The foregoing description of the Agency Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.
          In addition, on December 20, 2010, the Company entered into standby purchase agreements with 12 standby investors pursuant to which the standby investors agreed severally, and subject in each case to certain conditions, to acquire from the Company at the subscription price of $3.00 per share 2,053,136 common shares. In the event that there are not sufficient common shares remaining upon completion of the rights offering to satisfy the number of common shares the Company is required to sell pursuant to the terms of the standby purchase agreements, the Company will issue up to 2,053,136 common shares to the standby investors out of its available treasury shares, which are not subject to preemptive rights. The following table sets forth the share commitments of the standby investors:

Name	Share Commitment
M3 Partners	1,100,000
Ramat Securities Ltd.	538,469
Elizabeth Park Capital	91,667
Marty E. Adams	84,000
Jeffrey M. Simon Family Trust	67,000
Simon Investments	67,000
James K. Lieblich	25,000
KB Kidz Limited Partnership	25,000
Kenneth Burdman Exempt Marital Trust	25,000
Lee Burdman	15,000
BLS Realty Corp.	10,000
Purple Burd Limited Partnership	5,000

Total	2,053,136

          Each standby purchase agreement provides that it may be terminated by the standby investor only upon the occurrence of the following events:
•	prior to the closing of the share offering, if the Company experiences a material adverse effect in its financial condition, or in its financial position, operations, assets, results of operation or business (excluding changes in general economic, industry, market or competitive conditions that generally affect the financial institutions industry, unless such changes have a disproportionate effect on the Company);

•	the suspension of trading in the common shares;

•	if the Company materially breaches the standby purchase agreement and such breach is not cured within the time period specified in the standby purchase agreement;

•	if the share offering is not completed by January 31, 2011;

•	in the event that the Company is unable to obtain any required federal or state approvals for the share offerings on conditions reasonably satisfactory to it despite the Company’s reasonable efforts to obtain such approvals; and

•	any circumstances occur that would result in the standby investor, individually or otherwise with any other person or entity, being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to a federal regulatory authority.
          A copy of the form of standby purchase agreement executed by each standby investors is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the standby purchase agreements does not purport to be complete and is qualified in its entirety by reference to such exhibit.
ITEM 8.01 OTHER EVENTS.
          On December 23, 2010, the Company announced the terms of its offering of 5,000,000 common shares.
          The Company is distributing non-transferable rights to subscribe for and purchase up to 2,946,864 common shares to persons who owned its common shares as of 5:00 p.m., Eastern Time, on the record date, October 25, 2010. Under the terms of the rights offering, all shareholders as of the record date will receive, at no charge, one subscription right for each common share held as of the record date. Each subscription right will entitle the holder of the right to purchase 0.21653 common shares at a subscription price of $3.00 per share. Fractional common shares resulting from the exercise of subscription rights will be eliminated by rounding down to the nearest whole share. This means that each shareholder will have the right to acquire one common share at the subscription price for approximately every five common shares owned on the record date. The rights offering will commence as soon as practicable and is scheduled to expire on January 14, 2011. A copy of the Company’s press release announcing the terms of the share offering is attached to as Exhibit 99.1 hereto and is incorporated by reference herein.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit
Number	Description
1.1	Agency Agreement between Farmers National Banc Corp., The Farmers National Bank of Canfield and Sandler O’Neill + Partners, L.P., dated December 20, 2010 (filed herewith).

10.1	Form of Standby Purchase Agreement (filed herewith).

99.1	Press Release, dated December 23, 2010 (filed herewith).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.
By:	/s/ Carl D. Culp
Carl D. Culp
Executive Vice President and Treasurer

Date: December 23, 2010